                                                                    Exhibit 99.1

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                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     among:

                           SUNGARD DATA SYSTEMS INC.,
                            a Delaware corporation;


                             INFORMATION DATA INC.,
                          a Delaware corporation; and


                      INFINITY FINANCIAL TECHNOLOGY, INC.,
                             a Delaware corporation

                          ___________________________

                          Dated as of October 17, 1997
                          ___________________________

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

                               TABLE OF CONTENTS

                                                                                   PAGE
SECTION 1.       DESCRIPTION OF TRANSACTION.......................................   2
      1.1        Merger of Merger Sub into the Company............................   2
      1.2        Effect of the Merger.............................................   2
      1.3        Closing; Effective Time..........................................   2
      1.4        Certificate of Incorporation and Bylaws; Directors and Officers..   2
      1.5        Conversion of Shares.............................................   3
      1.6        Closing of the Company's Transfer Books..........................   4
      1.7        Exchange of Certificates.........................................   4
      1.8        Tax Consequences.................................................   5
      1.9        Accounting Consequences..........................................   5
      1.10       Further Action...................................................   6

SECTION 2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................   6
      2.1        Due Organization; Subsidiaries; Etc..............................   6
      2.2        Certificate of Incorporation and Bylaws..........................   6
      2.3        Capitalization, Etc..............................................   7
      2.4        SEC Filings; Financial Statements................................   8
      2.5        Absence of Changes...............................................   9
      2.6        Title to Assets..................................................   9
      2.7        Real Property; Leaseholds........................................  10
      2.8        Proprietary Assets...............................................  12
      2.9        Contracts........................................................  14
      2.10       Liabilities......................................................  15
      2.11       Compliance with Legal Requirements...............................  15
      2.12       Certain Business Practices.......................................  15
      2.13       Tax Matters......................................................  16
      2.14       Employee and Labor Matters; Benefit Plans........................  17
      2.15       Environmental Matters............................................  17
      2.16       Insurance........................................................  18
      2.17       Transactions with Affiliates.....................................  18
      2.18       Legal Proceedings; Orders........................................  18
      2.19       Authority; Binding Nature of Agreement...........................  18
      2.20       Section 203 of the DGCL Not Applicable...........................  18
      2.21       No Existing Discussions..........................................  19
      2.22       Accounting Matters...............................................  19
      2.23       Vote Required....................................................  19
      2.24       Non-Contravention; Consents......................................  19
      2.25       Fairness Opinion.................................................  20
      2.26       Financial Advisor................................................  21
      2.27       Absence of Dissenters' Rights....................................  21
      2.28       Full Disclosure..................................................  21

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                   PAGE
SECTION 3.       REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..........  21
      3.1        Organization, Standing and Power.................................  22
      3.2        Capitalization...................................................  22
      3.3        SEC Filings; Financial Statements................................  22
      3.4        Disclosure.......................................................  23
      3.5        Absence of Certain Changes or Events.............................  23
      3.6        Authority; Binding Nature of Agreement...........................  23
      3.7        No Vote Required.................................................  24
      3.8        Non-Contravention; Consents......................................  24
      3.9        Valid Issuance...................................................  24
      3.10       Accounting Matters...............................................  24
      3.11       Full Disclosure..................................................  24

SECTION 4.       CERTAIN COVENANTS OF THE COMPANY.................................  25
      4.1        Access and Investigation.........................................  25
      4.2        Operation of the Company's Business..............................  25
      4.3        No Solicitation..................................................  27

SECTION 5.       ADDITIONAL COVENANTS OF THE PARTIES..............................  29
      5.1        Registration Statement; Prospectus/Proxy Statement...............  29
      5.2        Company Stockholders' Meeting....................................  30
      5.3        Regulatory Approvals.............................................  31
      5.4        Stock Options and Company Stock Option and Purchase Plans........  31
      5.5        Indemnification of Officers and Directors........................  32
      5.6        Pooling of Interests.............................................  33
      5.7        Additional Agreements............................................  33
      5.8        Disclosure.......................................................  33
      5.9        Affiliate Agreements.............................................  34
      5.10       Tax Matters......................................................  34
      5.11       Letter of the Company's Accountants..............................  34
      5.13       Resignation of Officers and Directors............................  34

SECTION 6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF
                 PARENT AND MERGER SUB TO CONSUMMATE TRANSACTIONS.................  34
      6.1        Accuracy of Representations......................................  34
      6.2        Performance of Covenants.........................................  35
      6.3        Effectiveness of Registration Statement..........................  36
      6.4        Stockholder Approval.............................................  36
      6.5        Consents.........................................................  36
      6.6        Agreements and Documents.........................................  36
      6.7        Absence of Material Adverse Effect...............................  37

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                   PAGE
      6.8        HSR Act..........................................................  37
      6.9        Listing..........................................................  37
      6.10       No Restraints....................................................  37
      6.11       No Governmental Litigation.......................................  37
      6.12       No Other Litigation..............................................  37

SECTION 7.       CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY TO
                 CONSUMMATE TRANSACTIONS..........................................  38
      7.1        Accuracy of Representations......................................  38
      7.2        Performance of Covenants.........................................  38
      7.3        Effectiveness of Registration Statement..........................  39
      7.4        Stockholder Approval.............................................  39
      7.5        Documents........................................................  39
      7.6        Absence of Material Adverse Effect...............................  39
      7.7        HSR Act..........................................................  39
      7.8        Listing..........................................................  39
      7.9        No Restraints....................................................  39

SECTION 8.       TERMINATION......................................................  39
      8.1        Termination......................................................  39
      8.2        Effect of Termination............................................  41
      8.3        Expenses; Termination Fee........................................  41

SECTION 9.       MISCELLANEOUS PROVISIONS.........................................  42
      9.1        Amendment........................................................  42
      9.2        Waiver...........................................................  42
      9.3        No Survival of Representations and Warranties....................  42
      9.4        Entire Agreement; Counterparts...................................  42
      9.5        Applicable Law...................................................  42
      9.6        Disclosure Schedule..............................................  43
      9.7        Attorneys' Fees..................................................  43
      9.8        Assignability....................................................  43
      9.9        Notices..........................................................  43
      9.10       Cooperation......................................................  44
      9.11       Construction.....................................................  44

                                    EXHIBITS

Exhibit A   -   Certain definitions

Exhibit B   -   Form of Certificate of Incorporation of Surviving Corporation

Exhibit C   -   Persons executing Voting Agreements

Exhibit D   -   Form of Affiliate Agreement

Exhibit E   -   Form of Continuity of Interest Certificate

Exhibit F   -   Form of Noncompetition Agreement

Exhibit G   -   Persons executing Noncompetition Agreements

                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION



     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of October 17, 1997, by and among: SUNGARD DATA SYSTEMS INC., a Delaware corporation ("Parent"); INFORMATION DATA INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and INFINITY FINANCIAL TECHNOLOGY, INC., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.


                                    RECITALS

     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

     B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For financial reporting purposes, it is intended that the Merger be accounted for as a "pooling of interests."

     C. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger.

                                   AGREEMENT

     The parties to this Agreement, intending to be legally bound, agree as follows:


SECTION 1.  DESCRIPTION OF TRANSACTION

      1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

      1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law (the "DGCL").

      1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward llp at 10:00 a.m. on a date to be designated by Parent (the "Closing Date"), which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Sections 6 and 7. Contemporaneously with or as promptly as practicable after the Closing, the parties hereto shall cause a properly executed certificate of merger conforming to the requirements of the DGCL (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware. The Merger shall take effect at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time as may be specified in the Certificate of Merger (the "Effective Time").

      1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent prior to the Effective Time:

            (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

            (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

            (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

     1.5  CONVERSION OF SHARES.

          (a) Subject to Section 1.5(c), at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

               (i) any shares of Company Common Stock then held by the Company or any subsidiary of the Company (or held in the Company's treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

               (ii) any shares of Company Common Stock then held by Parent, Merger Sub or any other subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

               (iii) except as provided in clauses "(i)" and "(ii)" above and subject to Sections 1.5(b) and 1.5(c), each share of Company Common Stock then outstanding shall be converted into the right to receive sixty-eight hundredths (0.68) of a share of Parent Common Stock;

               (iv) the Company's 1989 Stock Option Plan, the Company's 1993 Stock Incentive Plan and the Company's 1996 Stock Incentive Plan (collectively, the "Company Stock Option Plans") and all options to purchase Company Common Stock then outstanding under the Company Stock Option Plans shall be assumed by Parent in accordance with Section 5.4; and

               (v) each share of the common stock, $.01 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

          (b) The fraction of a share of Parent Common Stock specified in
Section 1.5(a)(iii) (as such fraction may be adjusted in accordance with this Section 1.5(b)) is referred to as the "Exchange Ratio." If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted.

          (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and, upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the New York Stock Exchange ("NYSE") on the date the Merger becomes effective.

     1.6 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist as provided in Section 1.5(a), and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Common Stock (a "Company Stock Certificate") is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

     1.7  EXCHANGE OF CERTIFICATES.

          (a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

          (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock), and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this
Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          (c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock which such holder has the right to receive upon surrender thereof until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

          (d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

          (e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

     1.8 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.9 ACCOUNTING CONSEQUENCES. For financial reporting purposes, the Merger is intended to be accounted for as a "pooling of interests."

      1.10 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.


SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub that, except as set forth in the Company Disclosure Schedule:

      2.1  DUE ORGANIZATION; SUBSIDIARIES; ETC.

           (a) The Company has no Subsidiaries, except for the corporations identified in Part 2.1(a)(i) of the Company Disclosure Schedule; and neither the Company nor any of the other corporations identified in Part 2.1(a)(i) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a)(ii) of the Company Disclosure Schedule. (The Company and each of its Subsidiaries are referred to collectively in this Agreement as the "Acquired Corporations".) None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future equity or similar investment in or capital contribution to any other Entity. None of the Acquired Corporations has, at any time, been a general partner of any general partnership, limited partnership or other Entity.

           (b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

           (c) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on the Acquired Corporations.

      2.2 CERTIFICATE OF INCORPORATION AND BYLAWS. The Company has delivered to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto.

      2.3  CAPITALIZATION, ETC.

          (a) The authorized capital stock of the Company consists of: (i) 50,000,000 shares of Company Common Stock, of which 19,217,880 shares have been issued and are outstanding and of which no shares are held by the Company in its treasury as of October 15, 1997; and (ii) 5,000,000 shares of Preferred Stock, $.001 par value per share, of which no shares are outstanding or are held by the Company in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no shares of Company Common Stock held by any of the other Acquired Corporations. Except as set forth in Part 2.3(a)(i) of the Company Disclosure Schedule and except in respect of the Company Options (as defined below): (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Acquired Corporation Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

          (b) As of October 15, 1997: (i) 2,707,244 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase shares of Company Common Stock; and (ii) 1,084,534 shares of Company Common Stock are reserved for future issuance pursuant to the Company's 1996 Employee Stock Purchase Plan (the "ESPP") and the Company Stock Option Plans (exclusive of shares of Company Common Stock subject to options described in the preceding clause "(i)"). (Stock options granted by the Company pursuant to the Company's stock option plans are referred to in this Agreement as "Company Options.")
Part 2.3(b)(i) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedules, and the extent to which such Company Option is vested and exercisable as of the date set forth in the Company Disclosure Schedule; and (vii) the date on which such Company Option expires. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which the Company has ever granted stock options, and the forms of all stock option agreements evidencing such options.

          (c) Except for the Company Options, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

          (d) All outstanding shares of Company Common Stock, all outstanding Company Options and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

          (e) All of the outstanding shares of capital stock of the corporations identified in Part 2.1(a)(i) of the Company Disclosure Schedule have been duly authorized and are validly issued, are fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

     2.4  SEC FILINGS; FINANCIAL STATEMENTS.

          (a) The Company has delivered to Parent accurate and complete copies of all registration statements, definitive proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since July 23, 1996 (the "Company SEC Documents"), including the Company's registration statement on Form S-1 filed with the SEC on July 23, 1996 (and all amendments thereto). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount), and (iii) fairly present the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its subsidiaries for the periods covered thereby.

          (c) The Company has delivered to Parent an unaudited consolidated balance sheet of the Company and its subsidiaries as of September 30, 1997 (the "Unaudited Interim Balance Sheet"), and the related unaudited consolidated statement of operations, statement of stockholders' equity and statement of cash flows of the Company and its subsidiaries for the nine months then ended. The financial statements referred to in this Section 2.4(c): (i) were prepared in accordance with generally accepted accounting principles applied on a basis consistent with the basis on which the financial statements referred to in
Section 2.4(b) were prepared (except that such financial statements do not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount), and (ii) fairly present the consolidated financial position of the Company and its subsidiaries as of September 30, 1997 and the consolidated results of operations and cash flows of the Company and its subsidiaries for the periods covered thereby.

     2.5  ABSENCE OF CHANGES.  Between September 30, 1997 and the date hereof:

          (a) there has not been any material adverse change in the business, operations, or financial condition of the Acquired Corporations taken as a whole, and no event has occurred that would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

          (b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance) that has had or would reasonably be expected to have a Material Adverse Effect of the Acquired Corporations;

          (c) none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of, (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3(b)(i) of the Company Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any of the Company's stock option plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

          (f) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of the Company, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) none of the Acquired Corporations has received any Acquisition Proposal;

          (h) none of the Acquired Corporations has acquired any equity interest in any other Entity for cash in excess of $100,000;

          (i) none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations since September 30, 1997 to the date hereof, exceeds $250,000 in the aggregate;

          (j) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $50,000;

          (k) none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

          (l) none of the Acquired Corporations has (i) lent money to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money;

          (m) none of the Acquired Corporations has (i) established or adopted any Plan, (ii) caused or permitted any Plan to be amended in any material respect, or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

          (n) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect;

          (o) none of the Acquired Corporations has made any material Tax election;

          (p) none of the Acquired Corporations has commenced or settled any Legal Proceeding;

          (q) none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

          (r) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses "(c)" through "(q)" above.

     2.6 TITLE TO ASSETS. The Acquired Corporations own, and have good, valid and marketable title to, all assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Unaudited Interim Balance Sheet). All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (1) any lien for current taxes not yet due and payable,
(2) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations, (3) liens described in Part 2.6 of the Company Disclosure Schedule, and (4) liabilities reflected in the liabilities column of the Unaudited Interim Balance Sheet.

     2.7 REAL PROPERTY; LEASEHOLDS. None of the Acquired Corporations own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.7 of the Company Disclosure Schedule.

     2.8  PROPRIETARY ASSETS.

          (a) The Acquired Corporations own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or proposed to be used in the business of the Acquired Corporations as currently conducted or as proposed to be conducted by the Acquired Corporations, except to the extent that the failure to have such rights has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

          (b) Part 2.8(b) of the Company Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, which the Company considers to be material to its business and included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements to which any of the Acquired Corporations is a party and pursuant to which any Person is authorized to use any Intellectual Property, and (iii) all material licenses, sublicenses and other agreements to which any of the Acquired Corporations is a party and pursuant to which any of the Acquired Corporations is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any product that is material to the Company's business.

          (c) There is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Acquired Corporations, any trade secret material to the Acquired Corporations, or any Intellectual Property right of any third party to the extent licensed by or through the Acquired Corporations by any third party, including any employee or former employee of the Acquired Corporations. None of the Acquired Corporations has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

          (d) None of the Acquired Corporations is, nor will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to any Intellectual Property or Third Party Intellectual Property Rights, the breach of which would have a Material Adverse Effect on the Acquired Corporations.

          (e) All patents, registered trademarks, service marks and copyrights held by the Acquired Corporations are valid and subsisting. Except for actions which would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, none of the Acquired Corporations (i) is being sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and
(ii) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party, which action is continuing. The manufacture, marketing, licensing or sale of the Company's products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, except where such infringement would not have a Material Adverse Effect on the Acquired Corporations.

          (f) The Acquired Corporations have secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that the Acquired Corporations do not already own by operation of law, except where the failure to do so would not have a Material Adverse Effect on the Acquired Corporations.

          (g) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations: (i) the Acquired Corporations have taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, or patent applications or copyright ("Confidential Information"); (ii) all use, disclosure or appropriation of Confidential Information owned by the Acquired Corporations by or to any third party has been pursuant to the terms of a written agreement between the Acquired Corporations and such third party; and (iii) all use, disclosure or appropriation of Confidential Information not owned by the Acquired Corporations has been pursuant to the terms of a written agreement between the Acquired Corporations and the owner of such Confidential Information, or is otherwise lawful.

          (h) All software (and related Intellectual Property) that is licensed by any of the Acquired Corporations to any third party ("Products") are designed to be used prior to, during and after the year 2000 ("Year 2000"), and are Year 2000 Compliant (as defined below). For purposes of this Agreement, "Year 2000 Compliant" shall mean that the Products can, individually, and in combination and in conjunction with all other systems, products or processes with which they are required or designed to interface, continue to be used normally and to operate successfully (both in functionality and performance) over the transition into the twenty first century when used in accordance with the documentation related to the Products, including being able to, before, on and after January 1, 2000 substantially conform to the following (i) use logic pertaining to dates which allow users to identify and/or use the century portion of any date fields without special processing; and (ii) respond to all date elements and date input so as to resolve any ambiguity as to century in a disclosed defined and pre-determined manner and provide date information in ways which are unambiguous as to century, either by permitting or requiring the century to be specified or where the data element is represented without a century, the correct century is unambiguous for all manipulations involving that element.

     2.9  CONTRACTS.

          (a) Part 2.9 of the Company Disclosure Schedule identifies each Acquired Corporation Contract that constitutes a "Material Contract" as of the date hereof. (For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

               (i) any Contract relating to the employment of, or the performance of services by, any employee or consultant involving compensation in excess of $75,000 per annum (other than oral Contracts with employees who are terminable "at will"), and any Contract pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment (other than payments in respect of salary) in excess of $75,000, to any current or former employee or director;

               (ii) any Contract (A) that is of the type listed in Part 2.8 of the Company Disclosure Schedule; (B) with any customer of any of the Acquired Corporations involving payments in excess of $100,000; and (C) with respect to the distribution or marketing of any product of any of the Acquired Corporations;

               (iii) any Contract which provides for indemnification of any officer, director, employee or agent;

               (iv) any Contract not otherwise listed pursuant to Part 2.9 of the Company Disclosure Schedule imposing any restriction on the right or ability of any Acquired Corporation (A) to compete with any other Person,
     (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology, except in each case where such restriction is not material to the business of the Acquired Corporations taken as a whole;

               (v) any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

               (vi) any Contract requiring that the Company give any notice or provide any information to any Person prior to accepting any Acquisition Proposal; and

               (vii) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $250,000 in the aggregate.

          (b) Each Acquired Corporation Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to

(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and except where any invalidity or unenforceability would not have or would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

          (c) Except as set forth in Part 2.9 of the Company Disclosure
Schedule: (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract, except for defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and, to the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract, except for defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and (ii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, or (E) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

     2.10 LIABILITIES. None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured that is material to the Acquired Corporations taken as a whole, except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) liabilities that have been incurred by the Acquired Corporations since September 30, 1997 in the ordinary course of business and consistent with past practices; and (c) liabilities not required to be reflected in financial statements in accordance with generally accepted accounting principles.

     2.11 COMPLIANCE WITH LEGAL REQUIREMENTS. Each of the Acquired Corporations is, and has at all times since December 31, 1995 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

     2.12 CERTAIN BUSINESS PRACTICES. To the knowledge of the Company, none of the Acquired Corporations nor any director, officer, agent or employee of any of the Acquired Corporations has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity,
(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     2.13 TAX MATTERS.

          (a) All Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Acquired Corporation Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

          (b) To the knowledge of the Company, the Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. Each Acquired Corporation will establish, in the ordinary course of business and consistent with its past practices, reserves reasonably adequate for the payment of all Taxes for the period from September 30, 1997 through the Closing Date.

          (c) No claim or Legal Proceeding is pending or, to the knowledge of the Company, has been threatened against or with respect to any Acquired Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established). There are no liens for material Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired Corporations has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (d) To the knowledge of the Company, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to
Section 280G or Section 162 of the Code. None of the Acquired Corporations is a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     2.14 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

          (a) Part 2.14(a) of the Company Disclosure Schedule identifies each stock purchase, stock option, profit-sharing, pension or retirement plan, program or agreement sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for the benefit of any current or former employee of any of the Acquired Corporations (other than those plans, programs and agreements disclosed in the Company SEC Documents and other than the Company's 401(k) profit sharing plan).

          (b) Except as set forth in Part 2.14(a) of the Company Disclosure Schedule (and except for the Company's 401(k) profit sharing plan), none of the Acquired Corporations maintains, sponsors or contributes to, and none of the Acquired Corporations has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of employees or former employees of any of the Acquired Corporations.

          (c) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

          (d) Except as disclosed in the Company SEC Documents, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former employee or director of any of the Acquired Corporations (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

          (e) Each of the Acquired Corporations is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

     2.15 ENVIRONMENTAL MATTERS. To the knowledge of the Company, no current or prior owner of any property leased or controlled by any of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any of the Acquired
Corporations is not in compliance with any Environmental Law.   To the knowledge
of the Company, all property that is leased to, controlled by or used by the Company, and all surface water, groundwater and soil associated with or adjacent to such property is in clean and healthful condition and is free of any material environmental contamination of any nature. (For purposes of this Section 2.17:
(i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

     2.16 INSURANCE. The Company has delivered to Parent a copy of the Company's directors' and officers' liability insurance policy. The premium with respect to such policy for the period October 24, 1996 through April 24, 1998 is $175,000.

     2.17 TRANSACTIONS WITH AFFILIATES. Except as set forth in the Company SEC Reports, since the date of the Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 2.17 of the Company Disclosure Schedule identifies each person who is an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

     2.18 LEGAL PROCEEDINGS; ORDERS. There is no pending Legal Proceeding, and (to the knowledge of the Company) no Person has threatened to commence any Legal Proceeding that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations. There is no material order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject.

     2.19 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger, and (c) unanimously recommended the approval of this Agreement and the Merger by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting (as defined in Section 5.2). This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.20 SECTION 203 OF THE DGCL NOT APPLICABLE. As of the date hereof and at all times on or prior to the Effective Time, the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other transactions contemplated by this Agreement. Prior to the execution of those certain Voting Agreements of even date herewith between Parent and each of the individuals identified on

Exhibit C, the Board of Directors of the Company approved said Voting Agreements and the transactions contemplated thereby.

     2.21 NO EXISTING DISCUSSIONS. On the date hereof, none of the Acquired Corporations, and no Representative of any of the Acquired Corporations, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

     2.22 ACCOUNTING MATTERS. To the knowledge of the Company, neither the Company nor any affiliate (as that term is used in Rule 145 under the Securities
Act) of any of the Acquired Corporations has taken or agreed to take, or plans to take, any action that could prevent Parent from accounting for the Merger as a "pooling of interests." Ernst & Young llp has confirmed in a letter the date of this Agreement and addressed to the Company, an executed copy of which has been delivered to Parent, that Ernst & Young llp concurs with the Company's management's conclusion that, as of the date of such letter, no condition exists that would preclude Parent from accounting for the Merger as a "pooling of interests."

     2.23 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting (the "Required Company Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

     2.24 NON-CONTRAVENTION; CONSENTS. Subject to obtaining the Consents referred to in the last paragraph of this Section 2.24, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a)  contravene, conflict with or result in a violation of (i) any of
     the provisions   of the certificate of incorporation, bylaws or other
     charter or organizational documents of any of the Acquired Corporations, or
     (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject, except for any contravention, conflict, violation, challenge, remedy or relief which would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the

     Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations, except for any contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification which would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations;

          (d)  contravene, conflict with or result in a violation or breach of,
     or result in   a default under, any provision of any Acquired Corporation
     Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Acquired Corporation Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Acquired Corporation Contract,
     (iii) accelerate the maturity or performance of any such Acquired Corporation Contract, or (iv) cancel, terminate or modify any term of such Acquired Corporation Contract, except for any contravention, conflict, violation, breach, default or other circumstance described in this paragraph (d) which would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations;

          (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens and Encumbrances the imposition or creation of which would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations; or

          (f) result in, or increase the likelihood of, the disclosure or delivery to any escrowholder or other Person of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in or relating to any source code, of any material Intellectual Property, or the transfer of any material asset of any of the Acquired Corporations to any Person.

Except as may be required by the Exchange Act, the DGCL, the HSR Act and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Prospectus/Proxy Statement) none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger, except for any notices or Consents the failure of which to give or obtain would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations.

     2.25 FAIRNESS OPINION. The Company's board of directors has received the written opinion of Deutsche Morgan Grenfell Inc., financial advisor to the Company, dated the date of this Agreement, to the effect that the consideration to be received by the stockholders of the Company in the Merger is fair to the stockholders of the Company from a financial point of view. The Company has furnished and accurate and complete copy of said written opinion to Parent.

     2.26 FINANCIAL ADVISOR. Except for Deutsche Morgan Grenfell Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable to, and all indemnification and other agreements related to the engagement of, Deutsche Morgan Grenfell Inc.

     2.27 ABSENCE OF DISSENTERS' RIGHTS. The average of the property factor, the payroll factor and the sales factor (within the meaning of Section 2115 of the California Corporations Code) with respect to the Company was less than 50 percent during the Company's latest full income year. The Company is not subject to Section 2115 of the California Corporations Code and no stockholder of the Company is entitled to dissenters' or appraisal rights in connection with the Merger.

     2.28 FULL DISCLOSURE.

          (a) Section 2 and the Company Disclosure Schedule do not, and the certificate referred to in Section 6.6(h) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information are being or will be made or provided) not false or misleading.

          (b) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.


SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company that, except as set forth in the Parent SEC Documents (as defined in Section 3.3(a)):

     3.1 ORGANIZATION, STANDING AND POWER. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on Parent.

     3.2  CAPITALIZATION.

          (a) The authorized capital stock of Parent consists of: (a) 120,000,000 shares of Parent Common Stock, of which 87,780,332 shares (excluding shares of Parent Common Stock held in treasury) were outstanding as of October 16, 1997; and (b) 5,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are outstanding as of the date of this Agreement.

          (b) All of the capital stock of Merger Sub ("Merger Sub Stock") is held by Parent. All of the outstanding shares of Parent Common Stock and Merger Sub Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

          (c) As of the date of this Agreement: (i) 6,083,917 shares of Parent Common Stock are subject to issuance pursuant to outstanding options to purchase shares of Parent Common Stock; and (ii) 1,840,319 shares of Parent Common Stock are reserved for future issuance pursuant to Parent's Employee Stock Purchase Plan. (Stock options granted by Parent pursuant to Parent's stock option plans are referred to in this Agreement as "Parent Options.")

          (d) Except for the Parent Options and Parent's Employee Stock Purchase Plan (and rights related thereto), as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of Parent; (iii) stockholder rights plan (or similar plan commonly referred to as a "Poison Pill") or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

          (e) All outstanding shares of Parent Common Stock and all outstanding Parent Options have been, and all shares of Parent Common Stock to be issued in the Merger will be, issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

     3.3  SEC FILINGS; FINANCIAL STATEMENTS.

          (a) Parent has delivered to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form

S-8) and definitive proxy statement filed by Parent with the SEC since January 1, 1997 (the "Parent SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):
(i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements contained in the Parent SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

     3.4 DISCLOSURE. None of the information to be supplied by or on behalf of Parent for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

     3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Between September 30, 1997 and the date of this Agreement: (i) there has not been any event that has had a Material Adverse Effect on Parent; and (ii) Parent has not declared, accrued, set aside or paid any dividend.

     3.6 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this

Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to
(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.7 NO VOTE REQUIRED. No vote of the holders of Parent Common Stock is required to authorize the Merger.

     3.8 NON-CONTRAVENTION; CONSENTS. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub, (b) result in a default by Parent or Merger Sub under any Contract to which Parent or Merger Sub is a party, except for any default which has not had and will not have a Material Adverse Effect on Parent, or (c) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject, except for any violation which has not had and will not have a Material Adverse Effect on Parent. Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the DGCL, the HSR Act, the NASD Bylaws (as they relate to the S-4 Registration Statement and the Prospectus/Proxy Statement) and the rules and regulations of the NYSE (as they relate to the S-4 Registration Statement and the Prospectus/Proxy Statement), Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger.

     3.9 VALID ISSUANCE. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     3.10 ACCOUNTING MATTERS. To the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to, or plans to, take any action that could prevent Parent from accounting for the Merger as a "pooling of interests." Parent has received a letter dated the date of this Agreement, from Coopers & Lybrand llp, a copy of which has been delivered to the Company, regarding Coopers & Lybrand's belief (subject to the qualifications contained in such letter) that the Merger should be treated as a "pooling of interests" in conformity with generally accepted accounting principles, as described in Accounting Principles Board Opinion No. 16 and the applicable rules and regulations of the SEC.

     3.11 FULL DISCLOSURE. Section 3 does not, and the certificate referred to in Section 7.5(b) will not, (i) contain any representation or warranty that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations and warranties contained in Section 3 and to be contained in such certificate (in light of the circumstances under which such representations and warranties are being or will be made) not false or misleading.


SECTION 4.  CERTAIN COVENANTS OF THE COMPANY

     4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent's Representatives with reasonable access to the Acquired Corporations' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request.

     4.2  OPERATION OF THE COMPANY'S BUSINESS.

          (a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations (A) in the ordinary course and in accordance with past practices and (B) in compliance in all material respects with all applicable Legal Requirements and the requirements of all Acquired Corporation Contracts that constitute Material Contracts; (ii) the Company shall use reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations; (iii) the Company shall keep in full force all insurance policies to which any of the Acquired Corporations is a party as of the date of this Agreement; (iv) the Company shall use reasonable efforts to provide all notices, assurances and support required by any Acquired Corporation Contract relating to any material Intellectual Property in order to ensure that no condition under such Acquired Corporation Contract occurs which could result in, or could increase the likelihood of, (A) any transfer or disclosure by any Acquired Corporation of any source code materials or other material Intellectual Property, or (B) a release from any escrow of any source code material or material Intellectual Property which has been deposited or is required to be deposited in escrow under the terms of such Acquired Corporation Contract; and (v) the Company shall (to the extent requested by Parent) cause its officers to report regularly to Parent concerning the status of the Company's business.

          (b) During the Pre-Closing Period and except as expressly permitted by this Agreement, the Company shall not (without the prior written consent of Parent), and shall not permit any of the other Acquired Corporations to:

          (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

          (ii) sell, issue, grant or authorize the issuance or grant of (i) any capital stock or other security, (ii) any option, call, warrant or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that: (A) the Company may issue Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement or pursuant to the ESPP (provided that such ESPP is operated consistent with past practices), and (B) the Company may, in the ordinary course of business and consistent with past practices, and after consultation with Ernst & Young LLP, grant options under its stock option plans, to purchase no more than a total of 50,000 shares of Company Common Stock to employees of the Company);

          (iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

          (iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (v) form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (vi) make any capital expenditure (except that the Acquired Corporations may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $250,000 in the aggregate);

          (vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract, other than in the ordinary course of business consistent with past practices;

          (viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for immaterial assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

          (ix) lend money to any Person, or incur or guarantee any indebtedness;

          (x) establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (other than salary increases in connection with employee reviews or bonuses payable in accordance with existing bonus obligations or plans);

          (xi) change any of its methods of accounting or accounting practices in any respect;

          (xii)  make any Tax election;

          (xiii) commence any Legal Proceeding or settle any Legal Proceeding other than any Legal Proceeding arising from the claims disclosed in Part
     2.18 of the Company Disclosure Schedule);

          (xiv) take any other material action outside the ordinary course of business inconsistent with past practices; or

          (xv) agree or commit to take any of the actions described in clauses "(i)" through "(xiv)" of this Section 4.2(b).

          (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.


     4.3  NO SOLICITATION.

          (a) The Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations directly or indirectly to, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that: (A) nothing herein shall prohibit the Company's board of directors from disclosing to the Company's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act; and (B) prior to the adoption and approval of this Agreement by the Required Company Stockholder Vote, the Company shall not be prohibited by this Section 4.3(a) from (x) furnishing nonpublic information regarding the Acquired Corporations to any Person in response to an Acquisition Proposal that is submitted by such Person (and not withdrawn), or (y) entering into discussions with any Person in response to a Superior Offer that is submitted by such Person (and not withdrawn) if, in either such case: (1) neither the Company nor any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 4.3, (2) the Board of Directors of the Company believes in good faith, based upon the advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing limitations no less restrictive than the limitations imposed on Parent pursuant to the Confidentiality Agreement (as defined in Section 9.4), and (4) prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.3 by the Company; provided, however, that this sentence shall not limit the rights of any Representative who is a stockholder of the Company to freely vote his stock and to exercise all of his rights as a stockholder of the Company, subject to any contractual restrictions that may apply.

          (b) The Company shall promptly advise Parent orally and in writing of any Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal and any modification or proposed modification thereto.

          (c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

      5.1  REGISTRATION STATEMENT; PROSPECTUS/PROXY STATEMENT.

          (a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Prospectus/Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement (in which the Prospectus/Proxy Statement will be included as a prospectus); provided, however, that notwithstanding anything to the contrary contained in this Section 5.1(a), if (and to the extent) Parent so elects: (i) the Prospectus/Proxy Statement shall initially be filed with the SEC on a confidential basis as a proxy statement of the Company under Section 14 of the Exchange Act (and not as a registration statement of Parent); (ii) until it is reasonably likely that the SEC will declare the Form S-4 Registration Statement (in which the Prospectus/Proxy Statement will be included as a prospectus) effective under the Securities Act, all amendments to the Prospectus/Proxy Statement shall be filed with the SEC on a confidential basis as amendments to the proxy statement of the Company under
Section 14 of the Exchange Act; and (iii) Parent shall not be obligated to file the Form S-4 Registration Statement (in which the Prospectus/Proxy Statement will be included as a prospectus) with the SEC until it is reasonably likely that the SEC will promptly declare the Form S-4 Registration Statement effective under the Securities Act. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Prospectus/Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company will use all reasonable efforts to cause the Prospectus/Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Acquired Corporations and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Prospectus/Proxy Statement, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company.

          (b) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders' Meeting; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

     5.2  COMPANY STOCKHOLDERS' MEETING.

          (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and hold a meeting of the holders of Company Common Stock to consider, act upon and vote upon the adoption and approval of this Agreement and the approval of the Merger (the "Company Stockholders' Meeting"). The Company Stockholders' Meeting will be held as promptly as practicable and in any event within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders' Meeting are solicited, in compliance with all applicable Legal Requirements. The Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this
Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the board of directors of the Company with respect to the Merger.

          (b) Subject to Section 5.2(c): (i) the board of directors of the Company shall unanimously recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the board of directors of the Company has unanimously recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; and (iii) neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the unanimous recommendation of the board of directors of the Company that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger. For purposes of this Agreement, said recommendation of the board of directors of the Company shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

          (c) Nothing in Section 5.2(b) shall prevent the board of directors of the Company from withdrawing, amending or modifying its unanimous recommendation in favor of the Merger at any time prior to the adoption and approval of this Agreement by the Required Company Stockholder Vote if (i) a Superior Offer is made to the Company and is not withdrawn, (ii) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in
Section 4.3, and (iii) the board of directors of the Company concludes in good faith, based upon the advice of its outside counsel, that, in light of such Superior Offer, the withdrawal, amendment or modification of such recommendation is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law. Nothing contained in this Section 5.2 shall limit the Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting (regardless of whether the unanimous recommendation of the board of directors of the Company shall have been withdrawn, amended or modified).

     5.3 REGULATORY APPROVALS. The Company and Parent shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

     5.4  STOCK OPTIONS AND COMPANY STOCK OPTION AND PURCHASE PLANS.

          (a) Subject to Section 5.4(b), at the Effective Time, all rights with respect to Company Common Stock under each Company Option then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the Company Stock Option Plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share (with cash, less the applicable exercise price, being payable for any fraction of a share), (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Exchange Ratio and rounding up to the nearest cent and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such

Company Option shall otherwise remain unchanged; provided, however, that each Company Option assumed by Parent in accordance with this Section 5.4(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. Parent shall file with the SEC, no later than 30 days after the date on which the Merger becomes effective, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with this Section 5.4(a).

          (b) The Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.4.

          (c) As of the Effective Time, the ESPP shall be terminated. The rights of participants in the ESPP with respect to any offering period then underway under the ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the reduced offering period but otherwise treating such offering period as a fully effective and completed offering period for all purposes of such Plan. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 5.4(c).

     5.5  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

          (a) All rights to indemnification existing in favor of the current directors and officers of the Company for acts and omissions occurring prior to the Effective Time, as provided in the Company's Bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said officers and directors (as in effect as of the date of this Agreement), shall survive the Merger, and Parent shall cause the Surviving Corporation to perform all of its obligations arising thereunder for a period of not less than six years from the Effective Time.

          (b) From the Effective Time until the third anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to maintain in effect, for the benefit of the current directors and officers of the Company with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement (the "Existing Policy"); provided, however, that (i) the Surviving Corporation may substitute for the Existing Policy a policy or policies of comparable coverage, and (ii) the Surviving Corporation shall not be required to pay an annual premium for the Existing Policy (or for any substitute policies) in excess of $225,000. In the event any future annual premium for the Existing Policy (or any substitute policies) exceeds $225,000, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to $225,000.

     5.6 POOLING OF INTERESTS. Each of the Company and Parent agrees (a) not to take any action during the Pre-Closing Period that would adversely affect the ability of Parent to account for the Merger as a "pooling of interests," and
(b) to use all reasonable efforts to attempt to ensure that none of its "affiliates" (as that term is used in Rule 145 under the Securities Act) takes any action that could adversely affect the ability of Parent to account for the
Merger as a "pooling of interests."   The Company agrees to provide to Ernst &
Young llp and Coopers & Lybrand llp such letters as shall be reasonably requested by Ernst & Young llp or Coopers & Lybrand llp with respect to the letters referred to in Sections 2.22, 3.10, 6.6(e) and 6.6(f).

     5.7  ADDITIONAL AGREEMENTS.

          (a) Subject to Section 5.7(b), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.7(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

          (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose or cause any of its subsidiaries to dispose of any assets, or to commit to cause any of the Acquired Corporations to dispose of any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product, or to commit to cause any of the Acquired Corporations to discontinue offering any product; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Intellectual Property to the extent reasonably practicable; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the Closing
Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; or (v) to make or cause any of its subsidiaries make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations.

     5.8  DISCLOSURE.    Parent and the Company shall consult with each other
before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Representatives to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) Parent shall have approved such disclosure or (b) the Company shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable law.

     5.9 AFFILIATE AGREEMENTS. The Company shall use all reasonable efforts to cause each Person identified in Part 2.17 of the Company Disclosure Schedule and each other Person who is or becomes an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company to execute and deliver to Parent, prior to the date of the mailing of the Prospectus/Proxy Statement to the Company's stockholders, an Affiliate Agreement in the form of Exhibit D.

     5.10 TAX MATTERS. The Company shall use all reasonable efforts to obtain and deliver to Parent, as soon as practicable after the date of this Agreement, Continuity of Interest Certificates in the form of Exhibit E signed by Roger A. Lang, Jr., Till M. Guldimann and Sequoia Capital Growth Fund. At or prior to the Closing, the Company and Parent shall execute and deliver to outside counsel to Parent and to Morrison & Foerster llp tax representation letters in customary form. Parent and the Company shall use all reasonable efforts prior to the Effective Time to cause the Merger to qualify as a tax free reorganization under
Section 368(a)(1) of the Code.

     5.11 LETTER OF THE COMPANY'S ACCOUNTANTS. The Company shall use all reasonable efforts to cause to be delivered to Parent a letter of Ernst & Young llp, dated no more than two business days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.

     5.12 NYSE LISTING. Parent shall use reasonable efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the NYSE.

     5.13 RESIGNATION OF OFFICERS AND DIRECTORS. The Company shall use all reasonable efforts to obtain and deliver to Parent prior to the Closing the resignation of each officer and director of each of the Acquired Corporations.


SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB TO CONSUMMATE TRANSACTIONS

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     6.1  ACCURACY OF REPRESENTATIONS.

          (a) Without limiting the effect or independence of the conditions set forth in Sections 6.1(b) and 6.1(c), the representations and warranties of the Company contained in Sections 2.3(a), 2.3(b), 2.3(c) and 2.27 shall have been accurate in all respects as of the date of this Agreement (it being understood that (i) the representations and warranties of the Company contained in Sections 2.3(a), 2.3(b) and 2.3(c) with respect the fully-diluted capitalization of the Company shall be deemed to have been accurate as long as the actual fully-diluted capitalization of the Company does not exceed the fully-diluted capitalization of the Company as represented in Sections 2.3(a), 2.3(b) and 2.3(c) by more than 15,000 shares of Company Common Stock, and (ii) for purposes of determining the accuracy of the representations and warranties of the Company contained in Sections 2.3(a), 2.3(b), 2.3(c) and 2.27: (A) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded; and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

          (b) Without limiting the effect or independence of the conditions set forth in Sections 6.1(a) and 6.1(c), the representations and warranties of the Company contained in this Agreement (other than the representations and warranties contained in Sections 2.3(a), 2.3(b), 2.3(c) and 2.27) shall have been accurate in all respects as of the date of this Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties: (i) any inaccuracies that, in the aggregate, do not have a Material Adverse Effect on the Acquired Corporations shall be disregarded; (ii) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded; and (iii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

          (c) Without limiting the effect or independence of the conditions set forth in Sections 6.1(a) and 6.1(b), the representations and warranties of the Company contained in this Agreement (except for any representation or warranty that refers specifically to "the date of this Agreement" or to any specific date or period prior to the date of this Agreement) shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date: (i) any inaccuracies that, in the aggregate, do not have a Material Adverse Effect on the Acquired Corporations shall be disregarded; (ii) any inaccuracy that results from general business, economic or industry conditions that do not affect the Company in a disproportionate manner shall be disregarded; (iii) any inaccuracy that results from the taking of any action required by this Agreement or the announcement or pendency of the transactions contemplated by this Agreement shall be disregarded; (iv) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded; and (v) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

     6.2 PERFORMANCE OF COVENANTS. Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     6.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

     6.4 STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted and approved, and the Merger shall have been duly approved, by the Required Company Stockholder Vote.

     6.5 CONSENTS. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect (except where the failure to obtain such Consents has not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent or the Company).

     6.6 AGREEMENTS AND DOCUMENTS. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) Affiliate Agreements in the form of Exhibit D, executed by each Person who could reasonably be deemed to be an "affiliate" of the Company (as that term is used in Rule 145 under the Securities Act);

          (b) Continuity of Interest Certificates in the form of Exhibit E, executed by Roger A. Lang, Jr., Till M. Guldimann and Sequoia Capital Growth Fund;

          (c) Noncompetition Agreements in the form of Exhibit F, executed by the individuals identified on Exhibit G;

          (d) a letter from Ernst & Young llp, dated as of the Closing Date and addressed to Parent, reasonably satisfactory in form and substance to Parent, updating the letter referred to in Section 5.11;

          (e) a letter from Ernst & Young llp, dated as of the Closing Date and addressed to the Company, reasonably satisfactory in form and substance to Parent and Coopers & Lybrand llp, to the effect that, Ernst & Young llp concurs with the Company's management's conclusion that no conditions exist related to the Company that would preclude Parent from accounting for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

          (f) a letter from Coopers & Lybrand llp, dated as of the Closing Date and addressed to Parent, reasonably satisfactory in form and substance to Parent, to the effect that Parent may account for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

          (g) a legal opinion of outside counsel to Parent, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such outside counsel may rely upon the Continuity of Interest Certificates and tax representation letters referred to in Section 5.10);

          (h) a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.2, 6.4, 6.5 and 6.7 have been duly satisfied; and

          (i) the written resignations of all officers and directors of the Company, effective as of the Effective Time.

     6.7 ABSENCE OF MATERIAL ADVERSE EFFECT. There shall have been no change in the business, capitalization, operations or financial condition of any of the Acquired Corporations since the date of this Agreement which has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

     6.8 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     6.9 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the NYSE.

     6.10 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     6.11 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is (or is threatened to become) a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries any damages that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would materially and adversely affect the right of Parent, the Surviving Corporation or any subsidiary of Parent to own the assets or operate the business of the Company.

     6.12 NO OTHER LITIGATION. There shall not be pending any Legal Proceeding in which there is a reasonable probability of an outcome that would have a Material Adverse Effect on the Acquired Corporations or on Parent: (a) challenging or seeking to restrain or prohibit the consummation of the Merger;
(b) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries any damages that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would affect adversely the right of Parent, the Surviving Corporation or any subsidiary of Parent to own the assets or operate the business of the Company; provided, however, that to the extent that any damages payable in connection with any such Legal Proceeding will be fully reimbursed by insurance coverage pursuant to insurance policies held by the Company or Parent, such damages shall be disregarded in determining the Material Adverse Effect of such Legal Proceeding on the policy holder.


SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY TO CONSUMMATE TRANSACTIONS

     The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

      7.1  ACCURACY OF REPRESENTATIONS.

          (a) Without limiting the effect or independence of the condition set forth in Section 7.1(b), the representations and warranties of Parent and Merger Sub contained in this Agreement shall have been accurate in all respects as of the date of this Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties: (i) any inaccuracies that, in the aggregate, do not have a Material Adverse Effect on Parent shall be disregarded; and (ii) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

          (b) Without limiting the effect or independence of the condition set forth in Section 7.1(a), the representations and warranties of Parent and Merger Sub contained in this Agreement (except for any representation or warranty that refers specifically to "the date of this Agreement" or to any specific date or period prior to the date of this Agreement) shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date: (i) any inaccuracies that, in the aggregate, do not have a Material Adverse Effect on Parent shall be disregarded; (ii) any inaccuracy that results from general business, economic or industry conditions that do not affect Parent in a disproportionate manner shall be disregarded; (iii) any inaccuracy that results from the taking of any action required by this Agreement or the announcement or pendency of the transactions contemplated by this Agreement shall be disregarded; and (iv) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

     7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     7.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

     7.4 STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted and approved, and the Merger shall have been duly approved, by the Required Company Stockholder Vote.

     7.5  DOCUMENTS.  The Company shall have received the following documents:

          (a) a legal opinion of Morrison & Foerster llp, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Morrison & Foerster llp may rely upon the Continuity of Interest Certificates and tax representation letters referred to in Section 5.10); and

          (b) a certificate executed on behalf of Parent by an executive officer of Parent, confirming that conditions set forth in Sections 7.1(a), 7.1(b),
     7.2 and 7.6 have been duly satisfied.

     7.6 ABSENCE OF MATERIAL ADVERSE EFFECT. There shall have been no change in Parent's business, operations or financial condition since the date of this Agreement which has had or would reasonably be expected to have a Material Adverse Effect on Parent (it being understood that a decline in Parent's stock price shall not, in and of itself, constitute a change that has had or would reasonably be expected to have a Material Adverse Effect on Parent for purposes of this Section 7.6).

     7.7 HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     7.8 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the NYSE.

     7.9 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.


SECTION 8. TERMINATION

      8.1 TERMINATION. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Merger by the Required Company Stockholder Vote):

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company if the Merger shall not have been consummated by March 31, 1998 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

          (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

          (d) by Parent, following a breach of any covenant or agreement of the Company contained in this Agreement, or if any representation or warranty of the Company contained in this Agreement shall be or shall have become inaccurate, in either case such that any of the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c) and 6.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty was or shall have become inaccurate; provided, however, that: (A) if such breach or inaccuracy is curable by the Company, then Parent may not terminate this Agreement under this Section 8.1(d) with respect to a particular breach or inaccuracy prior to or during the 30-day period commencing upon delivery by Parent of written notice to the Company of such breach or inaccuracy, provided the Company continues to exercise reasonable efforts to cure such breach or inaccuracy; and (B) the right to terminate this Agreement under this Section 8.1(d) shall not be available to Parent if Parent shall have committed a material uncured breach of this Agreement;

          (e) by the Company, following a breach of any covenant or agreement of Parent contained in this Agreement, or if any representation or warranty of Parent contained in this Agreement shall be or shall have become inaccurate, in either case such that any of the conditions set forth in Sections 7.1(a), 7.1(b) and 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty was or shall have become inaccurate; provided, however, that: (A) if such breach or inaccuracy is curable by Parent, then the Company may not terminate this Agreement under this Section 8.1(e) with respect to a particular breach or inaccuracy prior to or during the 30-day period commencing upon delivery by the Company of written notice to Parent of such breach or inaccuracy, provided Parent continues to exercise reasonable efforts to cure such breach or inaccuracy; and (B) the right to terminate this Agreement under this Section 8.1(e) shall not be available to the Company if the Company shall have committed a material uncured breach of this Agreement;

          (f) by Parent, if: (i) the Board of Directors of the Company shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) the Company shall have failed to include in the Prospectus/Proxy Statement the unanimous recommendation of the board of directors of the Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; or (iv) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or

          (g) by either Parent or the Company if (i) the Company Stockholders' Meeting shall have been held and (ii) this Agreement and the Merger shall not have been approved at such meeting by the Required Company Stockholder Vote.

     8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and
Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement.

     8.3  EXPENSES; TERMINATION FEE.

          (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with (i) the filing, printing and mailing of the Form S-4 Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto and (ii) the filing of the premerger notification and report forms relating to the Merger under the HSR Act.

          (b) If this Agreement is terminated by Parent pursuant to Section 8.1(f), then the Company shall pay to Parent, in cash, within one business day after the termination of this Agreement, a nonrefundable fee in the amount of $9,500,000.

          (c) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(g), (ii) at or prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been submitted, announced or made, and (iii) an Acquisition Transaction is consummated on or prior to the date that is 270 days following the date of such termination, then, contemporaneously with the consummation of such Acquisition Transaction (and regardless of whether such Acquisition Transaction involves the Person or Persons that submitted, announced or made the Acquisition Proposal referred to in clause "(ii)" of this sentence), the Company shall pay to Parent, in cash, a nonrefundable fee in the amount of $9,500,000.

SECTION 9. MISCELLANEOUS PROVISIONS

      9.1 AMENDMENT. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption and approval of this Agreement and the approval of the Merger by the stockholders of the Company); provided, however, that after any such adoption and approval of this Agreement and approval of the Merger by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      9.2  WAIVER.

           (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

           (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      9.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

      9.4 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement and the other agreements referred to herein and the confidentiality agreement between Parent and the Company dated as of October 15, 1997 (the "Confidentiality Agreement") constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument

      9.5 APPLICABLE LAW; JURISDICTION. Except and only to the extent that the corporate law aspects of the Merger are governed by the corporate laws of the State of Delaware, THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. In any action between or among any of the parties, whether arising out of this Agreement or otherwise: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the Commonwealth of Pennsylvania; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Eastern District of the Commonwealth of Pennsylvania; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.9.

     9.6 DISCLOSURE SCHEDULE. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2; provided, however, that any disclosure in the Company Disclosure Schedule made as to any particular representation or warranty shall be deemed to be made as to all other representations and warranties as to which such disclosure would or might relate so long as the exception in the Company Disclosure Schedule is made with reasonable particularity adequate to identify such representations and warranties as to which it would or might relate.

     9.7 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

     9.8 ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Except as set forth in Section 5.5 with respect to the current directors and officers of the Company, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     9.9 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          IF TO PARENT:

               SunGard Data Systems Inc.
               1285 Drummers Lane
               Wayne, PA  19087
               Attn:  Lawrence A. Gross
               Fax: (610) 341-8851

          IF TO MERGER SUB:

               Information Data Inc.
               c/o SunGard Data Systems Inc.
               1285 Drummers Lane
               Wayne, PA  19087
               Attn:  Lawrence A. Gross
               Fax: (610) 341-8851

          IF TO THE COMPANY:

               Infinity Financial Technology, Inc.
               640 Clyde Court
               Mountain View, CA  94043-2239
               Attn:  President
               Fax: (650) 964-9844

     9.10 COOPERATION.   The Company agrees to cooperate fully with Parent and
to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

     9.11 CONSTRUCTION.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

          (e) For purposes of this Agreement, any reference to the "knowledge" of a party hereto shall mean the actual knowledge of any of its executive officers or members of its Board of Directors of: (i) an actual inaccuracy in any warranty or representation of such party that is subject to a "knowledge" qualification; or (ii) facts or circumstances that would reasonably be expected to constitute or to have given rise to an inaccuracy in any such warranty or representation.

          (f) Where this Agreement requires that a "Material Adverse Effect" qualification contained in a representation and warranty be disregarded: (i) any reference to "Material Adverse Effect on the Acquired Corporations" that is contained in such representation and warranty shall be deemed to be replaced with a reference to "adverse effect on the business, capitalization, operations or financial condition of any of the Acquired Corporations"; and (ii) any reference to "Material Adverse Effect on Parent" that is contained in such representation and warranty shall be deemed to be replaced with a reference to "adverse effect on the business, capitalization, operations or financial condition of Parent."

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


                                    SUNGARD DATA SYSTEMS INC.



                                    By: /s/ Michael J. Ruane
                                        ------------------------------------
                                        Michael J. Ruane
                                        Chief Financial Officer


                                    INFORMATION DATA INC.


                                    By: /s/ Richard C. Tarbox
                                        ------------------------------------
                                        Richard C. Tarbox
                                        Vice President, Corporate Development


                                    INFINITY FINANCIAL TECHNOLOGY, INC.


                                    By: /s/ Roger A. Lang
                                        ------------------------------------
                                        Roger A. Lang, Jr.
                                        Chief Executive Officer

                                   EXHIBIT A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     ACQUIRED CORPORATION CONTRACT. "Acquired Corporation Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

     ACQUISITION PROPOSAL. "Acquisition Proposal" shall mean any offer, proposal or inquiry (other than an offer or proposal by Parent) contemplating or otherwise relating to any Acquisition Transaction.

     ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction or series of transactions involving:

          (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Corporations is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires the Company or more than 50% of the Company's business or directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) in which any of the Acquired Corporations issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company;

          (b) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 50% of the assets of the Company; or

          (c)  any liquidation or dissolution of the Company.

     AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, together with this Exhibit A, as such Agreement and Plan of Merger and Reorganization (including this Exhibit A) may be amended from time to time.

     COMPANY COMMON STOCK. "Company Common Stock" shall mean the Common Stock, $0.001 par value per share, of the Company.

     COMPANY DISCLOSURE SCHEDULE. "Company Disclosure Schedule" shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement and signed by the President of the Company.

     CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right or community property interest (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     FORM S-4 REGISTRATION STATEMENT. "Form S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

     GOVERNMENTAL AUTHORIZATION.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.


     LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     MATERIAL ADVERSE EFFECT. An event, violation, change, failure, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Acquired Corporations if such event, violation, change, failure, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in Section 2 of the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on (i) the business, capitalization, operations or financial condition of the Acquired Corporations taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or
(iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided, however, that: (A) any material adverse effect that results from general economic, business or industry conditions that do not affect the Company in a disproportionate manner shall be disregarded in determining whether there has been a "Material Adverse Effect" on the Acquired Corporations; and (B) any material adverse effect that results from the taking of any action required by this Agreement or from the announcement or pendency of the transactions contemplated by this Agreement shall be disregarded in determining whether there has been a "Material Adverse Effect" on to the Acquired Corporations. An event, violation, change, failure, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, change, failure, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in Section 3 of the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the business, operations or financial condition of Parent and its subsidiaries taken as a whole; provided, however, that: (A) any material adverse effect that results from general economic, business or industry conditions that do not affect Parent in a disproportionate manner shall be disregarded in determining whether there has been a "Material Adverse Effect" on Parent; (B) any material adverse effect that results from the taking of any action required by this Agreement or from the announcement or pendency of the transactions contemplated by this Agreement shall be disregarded in determining whether there has been a "Material Adverse Effect" on Parent; and (C) a decline in Parent's stock price shall not, in and of itself, constitute a "Material Adverse Effect" on Parent and shall be disregarded in determining whether there has been a "Material Adverse Effect" on Parent.

     PARENT COMMON STOCK. "Parent Common Stock" shall mean the Common Stock, $.01 par value per share, of Parent.

     PERSON.  "Person" shall mean any individual, Entity or Governmental Body.

     PLAN. "Plan" shall mean any salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement.

     PROSPECTUS/PROXY STATEMENT. "Prospectus/Proxy Statement" shall mean the proxy statement to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting.

     REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

     SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

     SUBSIDIARY. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity's board of directors or other governing body.

     SUPERIOR OFFER. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to purchase more than 50% of the outstanding shares of Company Common Stock on terms that the board of directors of the Company determines, in its reasonable judgment, based upon the written advice of its financial advisor, to be more favorable from a financial point of view to the Company's stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely to be obtained by such third party on a timely basis.

     TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                                   EXHIBIT B

                      FORM OF CERTIFICATE OF INCORPORATION

                                   EXHIBIT C

                      PERSONS EXECUTING VOTING AGREEMENTS

     Terry H. Carlitz
     James Dorrian
     Till M. Guldimann
     Roger A. Lang, Jr.
     Michael A. Laven
     Douglas M. Leone
     John C. Lewis
     Sequoia Capital Growth Fund
     Sequoia Technology Partners III

                                   EXHIBIT D

                          FORM OF AFFILIATE AGREEMENT

                                   EXHIBIT E

                   FORM OF CONTINUITY OF INTEREST CERTIFICATE

                                   EXHIBIT F

                        FORM OF NONCOMPETITION AGREEMENT

                                   EXHIBIT G

                  PERSONS EXECUTING NONCOMPETITION AGREEMENTS

     Till M. Guldimann
     Roger A. Lang, Jr.
     Michael A. Laven